Exhibit 3.(i).1

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.                                                 ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955—After Issuance of Class or Series)

1. Name of corporation: GLOBAL EPOINT, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended: SERIES D CONVERTIBLE PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

SECTIONS 3(c), 3(e), and 9(b)(v) OF THE CERTIFICATE OF DESIGNATIONS OF THE SERIES D CONVERTIBLE

PREFERRED STOCK, FILED ON 11/9/05, ARE BEING AMENDED AS SHOWN ON ATTACHMENT “A” HERETO.

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):                    /s/    TORESA LOU

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

This form must be accompanied by appropriate fees.	Nevada Secretary of State [ILLEGIBLE] Revised [ILLEGIBLE]

EXHIBIT “A” TO THE

AMENDMENT TO CERTIFICATE OF DESIGNATION

AFTER ISSUANCE OF CLASS OR SERIES

FOR THE SERIES D CONVERTIBLE PREFERRED STOCK

OF GLOBAL EPOINT, INC.

The following sections of the Certificate of Designations for the Series D Preferred Stock are being amended and restated to read as follows:

Section 3(c): “(c) Notwithstanding the foregoing, the Corporation may not pay dividends by issuing Common Stock unless, at such time, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) with respect to such Common Stock dividend shares and all of the Underlying Shares then issuable upon conversion in full of all the outstanding Series D Preferred Stock. Further, notwithstanding any other provision of this Certificate of Designation, the Corporation shall not be entitled to pay dividends by issuing Common Stock unless the Company has obtained shareholder approval, if required, for the issuance in accordance with the applicable rules and regulations of the Nasdaq Stock Market, Inc.”

Section 3(e): “(e) In the event that the Corporation elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder as such dividend shall be (i) determined by dividing the total dividend then payable to such Holder by the Dividend Conversion Price (as defined below) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 3(f) below. The term “Dividend Conversion Price” shall mean 92.5% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the twenty (20) consecutive Trading Days immediately prior to the applicable Dividend Payment Date (not including such date), as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such five Trading Day period; provided, however, that in no event will the Dividend Conversion Price be less than the closing bid price for the Common Stock on the Closing Date as reported by the Nasdaq SmallCap Market (the “Dividend Conversion Floor Price”). In the event that the number of shares of Common Stock issuable to the Holders pursuant to this paragraph is subject to limitation as a result of the Dividend Conversion Floor Price, then the balance of the dividends to which the Holders are entitled pursuant to Section 3(a) hereof will be paid in cash and the last sentence of Section 3(b) hereof will be disregarded.”

Section 9(b)(v): “(v) In the event that the Corporation elects to pay a Mandatory Redemption Price in shares of Common Stock, the number of shares of Common Stock to be issued to each Holder on the applicable Mandatory

Redemption Date shall be (i) determined by dividing the total Mandatory Redemption Price then payable to such Holder by the Redemption Market Price (as defined below) as of the applicable Mandatory Redemption Date, and rounding up to the nearest whole share, and (ii) paid to such Holder in accordance with Section 9(c)(vi) below. The term “Redemption Market Price” shall mean 92.5% of the arithmetic average of the Volume Weighted Average Prices of Common Stock for the twenty (20) consecutive Trading Days immediately prior to the applicable Mandatory Redemption Date (not including such date); provided, however, that in no event will the Redemption Market Price be less than the closing bid price for the Common Stock on the Closing Date as reported by the Nasdaq SmallCap Market (the “Redemption Market Floor Price”). In the event that the number of shares of Common Stock issuable to the Holders pursuant to this paragraph is subject to limitation as a result of the Redemption Market Floor Price, then the balance of the Mandatory Redemption Price to which the Holders are entitled pursuant to Section 9(b)(i) or 9(b)(ii) hereof will be paid in cash.”